UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EASTERLY GOVERNMENT PROPERTIES, INC.

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Dear Shareholders,

We are pleased to report another successful year as a public company. With a notable competitive edge in the sourcing, acquisition, and management of U.S. federally leased properties, Easterly Government Properties, Inc. (“Easterly”) remains the only internally managed public REIT that focuses on this important class of properties. Growing our portfolio of properties backed by the full faith and credit of the U.S. Government has proven to be a successful strategy as we have driven attractive earnings growth while generating strong risk-adjusted returns for our shareholders.

At the time of our IPO, in February 2015, we owned 29 mission-critical assets. By the end of 2015 that number had increased to 36 properties. Easterly is pleased to report that in 2016 the portfolio saw significant growth through accretive acquisitions, which brought the total Easterly portfolio to 43 properties, or approximately 3.1 million square feet, while maintaining 100% occupancy.

As 2016 was an election year, we naturally received many questions about the change in administration and the impact – positive or negative – it might have on Easterly. As expected, the change in political climate does not alter our view of our in-place portfolio or our strong opportunity for growth through acquisitions and development. The majority of our tenants are security-related agencies, such as the Federal Bureau of Investigation (FBI), the Drug Enforcement Administration (DEA), Immigration and Customs Enforcement (ICE), Customs and Border Protection (CBP), as well as the Federal Judiciary, with enduring missions not dependent on which party is in power. Easterly will continue to grow through the acquisition and development of these mission-critical facilities, which will continue to serve these government missions for decades to come.

Success at Easterly is driven by our team of dedicated professionals, who bring a differentiated focus and edge to managing and growing a dynamic U.S. Government leased real estate portfolio. We have government relations experts with decades of experience with the U.S. Government, acquisitions professionals with deep knowledge of our market and sourcing capabilities, an asset management team that understands the unique nature of operating buildings on behalf of federal agencies, and developers who have demonstrated their strong ability to deliver exceptional Class A facilities to the U.S. Government for the past thirty years.

Our acquisition strategy remains highly disciplined, targeting a specific set of buildings that are the result of a U.S. Government build-to-suit design process and which have important attributes, including Class A construction, scale of over 40,000 square feet, and an age that is less than 20 years old. Staying focused on these selection criteria, combined with an in-depth underwriting of the target building’s mission has led to disciplined and accretive deals. Our company also draws its strength from our seasoned development team’s decades of experience in build-to-suit development projects for the U.S. Government. As these opportunities continue to emerge, Easterly’s team will actively pursue them to further drive long-term earnings growth.

The coming year is already a year of significant expansion. In the first quarter, we acquired the 75,000-square foot Occupational Safety and Health Administration (OSHA) laboratory in Sandy, Utah and announced agreements to purchase a 327,614-square foot Department of Veterans Affairs (VA) Ambulatory Center in Loma Linda, California and an 86,363-square foot VA Outpatient Clinic in Mishawaka, Indiana. Additionally, Easterly’s previously announced Food and Drug Administration (FDA) laboratory development project in Alameda, California is well underway with a proposed delivery of mid-2018.

Our financial foundation is strong and we are well positioned to pursue continued accretive growth. At the end of 2016 we had total debt of $292.5 million and leverage was 23.8% in terms of net debt to total enterprise value or 4.5x annualized fourth quarter EBITDA. In September 2016, the Company entered into a $100 million unsecured delayed draw term loan, which was undrawn as of December 31, 2016. In October 2016, the Company entered into forward-starting interest rate swaps to effectively fix the interest rate on future draw-downs of the term loan at 3.12% annually based on the Company’s current leverage ratio. As of December 31, 2016, on a pro forma basis, fully drawing the term loan and using all of the proceeds to repay a portion of the borrowings on the Company’s revolving credit facility, the Company’s weighted average debt maturity would be 6 years, in line with its weighted average remaining lease term, and the Company’s percentage of fixed rate debt would be 56%. Additionally, the Company would have $288 million of availability on its $400 million line of credit. This liquidity, in addition to the approximately $90 million of net proceeds the Company expects to receive from its successful March 2017 follow-on forward equity offering (assuming physical settlement), will be used, in part, to fund target acquisition volume of $350 million in 2017.

The portfolio and strategy that we have carefully crafted at Easterly continues to gain traction in the market and we were able to produce a 22.3% total return for our shareholders in 2016. We had great success in 2016 and we will remain vigilant in 2017.

We thank everyone who has worked hard to grow Easterly Government Properties, especially our valued employees and Board of Directors. We look forward to another robust year of growing the Easterly platform and to delivering strong value to our shareholders.

Sincerely,

William C. Trimble

Chief Executive Officer and President

Darrell W. Crate

Chairman of the Board